Exhibit 32     Section 1350 Certifications.

Exhibit 32

        CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Executive Officer and the Chief Financial Officer of First Capital Bank Holding Corporation (the “Company”), each certify that, to his knowledge on the date of this certification:

1.	The quarterly report, as amended, of the Company for the period ending June 30, 2004 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By: /s/ Michael G. Sanchez Michael G. Sanchez Chief Executive Officer August 18, 2004
By: /s/ Timothy S. Ayers Timothy S. Ayers Chief Financial Officer August 18, 2004